SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GILDAN ACTIVEWEAR INC.
(Exact Name of Registrant as Specified in Its Charter)

Canada	Not Applicable
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
600 de Maisonneuve Boulevard West 33rd Floor Montréal, Québec	H3A 3J2
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to purchase Common Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Explanatory Note
This Amendment No. 2 (this “Amendment”) to Form 8-A of Gildan Activewear Inc. (the “Corporation” or the “registrant”) amends the registration statement on Form 8-A (File No. 001-14830) originally filed with the Securities and Exchange Commission on December 2, 2004 (the “Original Form 8-A”) with respect to the Shareholder Rights Plan Agreement dated as of December 1, 2004 between the Corporation and Computershare Trust Company of Canada (the “Original Shareholder Rights Plan”), in connection with certain amendments thereto as described in this Amendment. On February 24, 2005, the Corporation filed a new Form 8-A (File No. 001-14830) (the “New Form 8-A”) which reclassified the Class A Subordinate Voting Shares registered on the Original Form 8-A as common shares. The Original Shareholder Rights Plan was previously amended as of December 1, 2010 and was filed on Form 6-K (File No. 001-14830) with the Securities and Exchange Commission on December 3, 2010, and subsequently as of February 22, 2017 and was filed as an exhibit to Amendment No. 1 to the New Form 8-A with the Securities and Exchange Commission on February 23, 2017.
Item 1. Description of Registrant’s Securities to be Registered.
The following hereby amends and restates Item 1 of the Form 8-A in its entirety.
The following is a summary of the terms of the Shareholder Rights Plan Agreement dated as of February 19, 2020 (the “Shareholder Rights Plan”) between the Corporation and Computershare Investor Services Inc., as rights agent (the “Rights Agent”). This summary is qualified in its entirety by reference to the text of the Shareholder Rights Plan, which is annexed hereto as Exhibit No. 1. All capitalized terms used in this summary without definition have the meanings attributed to them in the Shareholder Rights Plan.
Issuance of Rights
One right (a “Right”) will be issued by the Corporation in respect of each common share of the Corporation (the “Shares”) outstanding at the close of business on the business day immediately preceding the Effective Date (as defined below), and one Right will be issued in respect of each Share of the Corporation issued thereafter, prior to the earlier of the Separation Time and the Expiration Time. Each Right entitles the registered holder thereof to purchase from the Corporation one Share at the exercise price of five times the Market Price of the Shares at the Separation Time, subject to adjustment and certain anti-dilution provisions (the “Exercise Price”). The Rights are not exercisable until the Separation Time. If a Flip-In Event occurs, each Right will entitle the registered holder to receive, upon payment of the Exercise Price, Shares having an aggregate market price equal to twice the Exercise Price.
Trading of Rights
Until the Separation Time (or the earlier termination or expiration of the Rights), the Rights will be evidenced by the certificates representing the associated Shares, legended to indicate that such certificates also represent the Rights, and will be transferable only together with the associated Shares. From and after the Separation Time, separate certificates evidencing the Rights (the “Rights Certificates”), together with a disclosure statement prepared by the Corporation describing the Rights, will be mailed to holders of record of Shares (other than an Acquiring Person, as defined below) as of the Separation Time and such separate Rights certificates alone will evidence the Rights. The Rights will trade separately from the Shares after the Separation Time.
Separation Time
The “Separation Time” is the Close of Business on the eighth Business Day after the earlier of (i) the “Stock Acquisition Date”, which is generally the first date of public announcement of facts indicating that a Person has become an Acquiring Person; (ii) the date on which a Permitted Bid or Competing Permitted Bid ceases to qualify as such; and (iii) the date of the commencement of, or first public announcement of the intent of any Person (other than the Corporation or any corporation controlled by the Corporation) to commence a Take-Over Bid (other than a Permitted Bid or a Competing Permitted Bid, so long as such bid continues to satisfy the requirements of a Permitted Bid or Competing Permitted Bid). In each case, the Separation Time can be such later date as may from time to time be determined by the Board of Directors. If a Take-Over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, it shall be deemed never to have been made.

Acquiring Person
An “Acquiring Person” is a person who is the Beneficial Owner (as defined below) of 20% or more of the outstanding Shares and any other securities the holders of which are entitled to vote generally in the election of directors of the Corporation (collectively, the “Voting Shares”). Excluded from the definition of Acquiring Person are the Corporation and its subsidiaries and any person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of one or any combination of a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition, a Pro Rata Acquisition or a Convertible Security Acquisition, provided that if such person thereafter becomes the Beneficial Owner of an additional one percent of the Voting Shares then outstanding (otherwise than pursuant to a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition, a Pro Rata Acquisition or a Convertible Security Acquisition or any combination thereof), then, as of the date of becoming a Beneficial Owner of such additional Voting Shares, such Person shall become an Acquiring Person. In general:

(i)
a “Voting Share Reduction” means an acquisition or a redemption by the Corporation or any corporation controlled by the Corporation of Voting Shares, which, by reducing the number of Voting Shares outstanding, increases the percentage of Voting Shares Beneficially Owned by any person to 20% or more of the Voting Shares then outstanding;

(ii)	a “Permitted Bid Acquisition” means an acquisition by a person of Voting Shares made pursuant to a Permitted Bid (as defined below);

(iii)
an “Exempt Acquisition” means an acquisition by a person of Voting Shares or Convertible Securities (which is defined to mean, with respect to any security, a security convertible into or exercisable or exchangeable for the first-mentioned security including, without limitation, share purchase rights, exchange rights, options and warrants): (i) in respect of which the Board of Directors has waived the application of Section 3.1 of the Shareholder Rights Plan, which governs adjustments to the Rights pursuant to a Flip-In Event; (ii) made as an intermediate step in a series of related transactions in connection with an acquisition by the Corporation or any corporation controlled by the Corporation of a Person or assets, provided that the Person who acquires such securities distributes or is deemed to distribute such securities to its security holders within ten (10) Business Days of the completion of such acquisition, and following such distribution no Person has become the Beneficial Owner of 20% or more of the Corporation's then outstanding Voting Shares; (iii) pursuant to a distribution to the public by the Corporation of Voting Shares or Convertible Securities made pursuant to a prospectus, provided that the Person in question does not thereby acquire a greater percentage of Voting Shares or Convertible Securities representing the right to acquire Voting Shares than the percentage of Voting Shares such Person Beneficially Owned immediately prior to such acquisition; (iv) pursuant to an issuance and sale by the Corporation of Voting Shares or Convertible Securities by way of a private placement by the Corporation, provided that: (A) all necessary stock exchange approvals for such private placement have been obtained and such private placement complies with the terms and conditions of such approvals; and (B) such Person does not become the Beneficial Owner of Voting Shares representing more than twenty-five percent (25%) of the Voting Shares outstanding immediately prior to such private placement, and, in making this determination, the Voting Shares to be issued to such Person in such private placement will be deemed to be held by such Person but will not be included in the aggregate number of Voting Shares outstanding immediately prior to such private placement; (v) pursuant to the exercise of Rights; or (vi) pursuant to an amalgamation, merger, arrangement, business combination or other similar transaction which has been approved by the Board (statutory or otherwise, but for greater certainty not including a Take-Over Bid) and which required approval by shareholders of the Corporation;

(iv)
a “Pro Rata Acquisition” means an acquisition by a Person of Voting Shares pursuant to (i) any dividend reinvestment plan, share purchase plan or other plan of the Corporation made available to all holders of Voting Shares (other than holders resident in any jurisdiction where participation in such plan is restricted or impractical as a result of applicable law); (ii) a stock dividend, a stock split or other event pursuant to which such Person becomes the Beneficial Owner of Voting Shares on the same pro rata basis as all other holders of Voting Shares of the same class or series; (iii) the acquisition or exercise of rights to purchase Voting Shares distributed to all holders of Voting Shares (other than holders resident in any jurisdiction where such distribution or exercise is restricted or impractical as a result of applicable law) by the Corporation pursuant to a rights offering (but only if such rights are acquired directly from the Corporation); or (iv) a distribution of Voting Shares or Convertible Securities in respect thereof offered pursuant to a prospectus or by way of a private placement by the Corporation or a conversion or exchange of any such Convertible Security, provided that, in the cases of (iii) and (iv) above, such Person does not thereby acquire a greater percentage of Voting Shares or Convertible Securities so offered than the Person’s percentage of Voting Shares Beneficially Owned immediately prior to such acquisition; and

(v)
a “Convertible Security Acquisition” means the acquisition of Voting Shares upon the exercise, conversion or exchange of Convertible Securities acquired by a Person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition.

Also excluded from the definition of Acquiring Person are underwriters or banking or selling group members acting in connection with a distribution of securities of the Corporation (including, for greater certainty, by way of private placement of such securities) and any “Grandfathered Person” (generally, any person who is the Beneficial Owner of 20% or more of the outstanding Voting Shares at the Record Time). In addition, the definition excludes for a period of 10 days after the first date of public announcement of facts indicating that any Person is making or intends to make a Take-Over Bid (which includes without limitation a report asserting such facts filed pursuant to National Instrument 62-103 - The Early Warning System and Related Take-Over Bid and Insider Reporting Issues), either alone, through such Person’s Affiliates or Associates or by acting jointly or in concert with any other Person (the “Disqualification Date”), any Person who becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares as a result of such Person being disqualified from relying on subsection 1.1(d)(vii) of the Shareholder Rights Plan, which provides an exclusion for certain institutional shareholders, solely because such Person makes or announces a current intention to make a Take-Over Bid in respect of Voting Shares and/or Convertible Securities, either alone or by acting jointly or in concert with any other Person.
Beneficial Ownership
In general, a person is deemed to “Beneficially Own” securities held by others directly or indirectly in circumstances where those holdings are or should be grouped together for purposes of the Shareholder Rights Plan. Included are holdings by the person’s “Affiliates” (generally, a person that controls, is controlled by, or is under common control with a specified corporation) and “Associates” (generally, relatives sharing the same residence).
Also included are securities that the person or any of the person’s Affiliates or Associates has or shares the right or obligation to acquire or become the owner at law or in equity within 60 days (other than pursuant to any customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a distribution of securities of the Corporation (including, for greater certainty, by way of private placement of such securities) and other than pursuant to pledges of securities in the ordinary course of the pledgee’s business).
Also included are securities that are subject to a lock-up or similar agreement to tender or deposit them into any Take-Over Bid made by such Person or made by an Affiliate or Associate of such Person or made by any other person acting jointly or in concert with such Person.
A person is also deemed to Beneficially Own any securities that are Beneficially Owned (as described above) by any other person with which, and in respect of which security, such person is acting jointly or in concert. A person is acting jointly or in concert with any other person who is a party to an agreement, commitment or understanding with the first person for the purpose of acquiring or offering to acquire Voting Shares.
Exclusions from the Definition of Beneficial Ownership
Institutional Shareholder Exemptions from Beneficial Ownership. The definition of “Beneficial Ownership” contains several exclusions whereby a Person is not considered to “Beneficially Own” a security. There are exemptions from the deemed “Beneficial Ownership” provisions for institutional shareholders acting in the ordinary course of their duties. These exemptions apply to, with respect to any security: (i) an investment manager (“Manager”), the ordinary business of whom includes the management of pension or mutual or investment funds for others, and that holds such security in the ordinary course of such business in the performance of the Manager’s duties for the account of any other person (a “Client”), including non-discretionary accounts held on behalf of a Client by a broker or dealer registered under applicable laws; (ii) a licensed trust company (the “Trust Company”) acting as trustee or administrator or in a similar capacity for the estates of deceased or incompetent persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) that holds such security in the ordinary course of such duties for such Estate Accounts or for such Other Accounts; (iii) the administrator or the trustee (the “Administrator”) of one or more pension funds or plans (a “Plan”) registered under applicable law that, in each case, holds such security in the ordinary course of such Plan Administrator’s or Plan’s activities; (iv) a person established by statute (a “Statutory Body”), established for purposes that include, and the ordinary business or activity of which includes, the management of investment funds for employee benefit plans, pension plans and insurance plans of various public bodies, and that holds such security in the ordinary course of the management of such investment funds; (v) such Persons (each, a “Crown Agent”) acting as an agent of the Crown for purposes that include, and the ordinary business or activity of each such Person includes, the management of public assets, and which Person holds such security in the ordinary course of the management of such public assets; and (vi) such Person is a Plan which holds such security in the ordinary course of such Plan’s activities. The foregoing exemptions apply only so long as the Manager, Trust Company, Crown Agent, Statutory Body, Administrator or Plan is not then making or has not then publicly announced an intention to make a Take-Over Bid, alone or by acting jointly or in concert with any other Person, other than an Offer to Acquire Voting

Shares or other securities pursuant to a distribution by the Corporation, by means of a Permitted Bid, or by means of market transactions made in the ordinary course of business of such Person (including pre-arranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange or organized over-the-counter market. A Person will not be deemed to “Beneficially Own” a security because (i) the Person is a Client of the same Investment Manager, an Estate Account or an Other Account of the same Trust Company, or Plan with the same Plan Trustee as another Person or Plan on whose account the Investment Manager, Trust Company or Plan Trustee, as the case may be, holds such security; or (ii) the Person is a Client of an Investment Manager, Estate Account, Other Account or Plan, and the security is owned at law or in equity by the Investment Manager, Trust Company or Plan Trustee, as the case may be.
Exemption for Lock-Up Agreement. In addition, under the Shareholder Rights Plan, a Person will not be deemed to “Beneficially Own” any security where the holder of such security has agreed to deposit or tender such security pursuant to a Lock-Up Agreement to a Take-Over Bid made by such Person or such Person’s Affiliates or Associates or any other Person acting jointly or in concert with such Person, or such security has been deposited or tendered pursuant to a Lock-Up Agreement made by such Person or such Person’s Affiliates or Associates, until the earliest time at which any such deposited or tendered security is taken up or paid for, whichever shall first occur. A Lock-Up Agreement is essentially an agreement between a Person and one or more holders of Voting Shares and/or Convertible Securities (each such holder, a “Locked-Up Person”), the terms of which are publicly disclosed and a copy of which is made available to the public within the time frames set forth in the definition of Lock-Up Agreement, pursuant to which each Locked-Up Person agrees to deposit or tender Voting Shares and/or Convertible Securities held by such holder to the Lock-Up Bid and which further provides that such agreement permits the Locked-Up Person to withdraw its Voting Shares and/or Convertible Securities, and to terminate any obligation with respect to the voting of such securities, in order to deposit or tender the Voting Shares and/or Convertible Securities to another Take-Over Bid or support another transaction prior to the Voting Shares being taken up and paid for under the Lock-Up Bid: (i) at a price or value per Voting Share and/or Convertible Security that exceeds the price or value per Voting Share and/or Convertible Security offered under the Lock-Up Bid; (ii) that is for a number of Voting Shares and/or Convertible Securities that exceeds by as much or more than a number specified in the Lock-Up Agreement (up to a maximum specified amount of 7% of the number of Voting Shares and/or Convertible Securities offered to be purchased under the Lock-Up Bid) the number of Voting Shares and/or Convertible Securities offered to be purchased under the Lock-Up Bid at a price or value per Voting Share and/or Convertible Security that is not less than the price or value per Voting Share and/or Convertible Security offered in the Lock-Up Bid; or (iii) at such price or value that exceeds the offering price for each Voting Share and/or Convertible Security in the Lock-Up Bid by as much as or more than a Specified Amount and does not provide for a Specified Amount greater than 7% of the offering price in the Lock-Up Bid.
A Lock-Up Agreement may contain a right of first refusal or require a period of delay to give the Person who made the Lock-Up Bid an opportunity to match a higher price in another Take-Over Bid or transaction or other similar limitation on a Locked-Up Person’s right to withdraw Voting Shares and/or Convertible Securities so long as the limitation does not preclude the exercise by the Lock-Up Person of the right to withdraw Voting Shares and/or Convertible Securities during the period of the other Take-Over Bid or transaction.
Finally, under a Lock-Up Agreement no “break up” fees, “top up” fees, penalties, expenses or other amounts that exceed in aggregate the greater of (i) 2.5% of the price or value of the aggregate consideration payable under the Lock-Up Bid to a Locked-Up Person; and (ii) 50% of the amount by which the price or value of the consideration received by a Locked-Up Person under another Take-Over Bid or transaction exceeds what such Locked-Up Person would have received under the Lock-Up Bid; shall be payable by such Locked-Up Person pursuant to the Lock-Up Agreement in the event the Lock-Up Bid is not successfully concluded or if the Locked-Up Person fails to deposit or tender Voting Shares and/or Convertible Securities to the Lock-Up Bid or withdraws Voting Shares and/or Convertible Securities previously tendered thereto in order to deposit such Voting Shares and/or Convertible Securities to another Take-Over Bid or support another transaction.
Flip-In Event
A “Flip-In Event” occurs when any person becomes an Acquiring Person. If a Flip-In Event occurs prior to the Expiration Time that has not been waived by the Board of Directors (see “Waiver” below), each Right (except for Rights Beneficially Owned on or after the earlier of the Separation Time and the Stock Acquisition Date, or which may thereafter be Beneficially Owned by an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or any person acting jointly or in concert with an Acquiring Person, or certain transferees or other successor in title of any such person, which Rights will become null and void) shall constitute the right to purchase from the Corporation, on payment of the Exercise Price, Shares having an aggregate market price equal to twice the Exercise Price, for an amount in cash equal to the Exercise Price, subject to anti-dilution adjustments.

Permitted Bid and Competing Permitted Bid
A Take-Over Bid will not trigger a Flip-In Event if it is a Permitted Bid or Competing Permitted Bid. A “Permitted Bid” is a Take-Over Bid that is made by means of a Take-Over Bid circular and that also complies with the following additional provisions:

(i)	the Take-Over Bid is made to all holders of Voting Shares of record, other than the Offeror; and

(ii)	the Take-Over Bid contains, and the provisions for take-up and payment for securities tendered or deposited thereunder are subject to, irrevocable and unqualified conditions that:

(a)
no Voting Shares shall be taken up or paid for pursuant to the Take-Over Bid (x) prior to the close of business on a date which is not less than 105 days following the date of the Take-Over Bid or such shorter minimum period that a take-over bid (that is not exempt from any of the requirements of Division 5 (Bid Mechanics) of NI 62-104) must remain open for deposits of securities thereunder, in the applicable circumstances at such time, pursuant to NI 62-104; and (y) then only if, at the close of business on the date Voting Shares are first taken up or paid for under such Take-Over Bid, more than 50% of the outstanding Voting Shares held by Independent Shareholders have been tendered or deposited pursuant to the Take-Over Bid and not withdrawn;

(b)
Voting Shares may be tendered or deposited pursuant to such Take-Over Bid, unless such Take-Over Bid is withdrawn, at any time prior to the Close of Business on the date Voting Shares are first taken up or paid for under the Take-Over Bid;

(c)	any Voting Shares tendered or deposited pursuant to the Take-Over Bid may be withdrawn until taken up and paid for; and

(d)
in the event that the requirement set forth in subclause 1.1(gg)(ii)(A)(y) of the Shareholder Rights Plan is satisfied, the Offeror will make a public announcement of that fact and the Take-Over Bid will remain open for deposits and tenders of Voting Shares for not less than 10 days from the date of such public announcement.

However, a Take-Over Bid that qualified as a Permitted Bid shall cease to be a Permitted Bid at any time and as soon as such time as when such Take-Over Bid ceases to meet any or all of the provisions of the above definition. For purposes of the Shareholder Rights Plan, the term “Permitted Bid” shall include a Competing Permitted Bid.
A Competing Permitted Bid is a Take-Over Bid that (i) is made after a Permitted Bid or another Competing Permitted Bid (each such Permitted Bid or Competing Permitted Bid being in this definition, the “Prior Bid”) has been made and prior to the expiry, termination or withdrawal of that Prior Bid, (ii) satisfies all the provisions of the definition of a Permitted Bid other than the requirements set out in subclause 1.1(gg)(ii)(A)(x) of the Shareholder Rights Plan, and (iii) contains, and the take-up and payment for securities tendered or deposited thereunder are subject to, an irrevocable and unqualified condition that no Voting Shares shall be taken up or paid for pursuant to the Take-Over Bid prior to the close of business on the last day of the minimum initial deposit period that such Take-Over Bid must remain open for deposits of securities thereunder pursuant to NI 62-104 after the date of the Take-Over Bid constituting the Competing Permitted Bid, provided, however, that a Take-Over Bid that qualified as a Competing Permitted Bid shall cease to be a Competing Permitted Bid at any time and as soon as such time as when such Take-Over Bid ceases to meet any or all of the provisions of the definition and any acquisition of Voting Shares made pursuant to such Take-Over Bid that qualified as a Competing Permitted Bid, including any acquisition of Voting Shares made before such Take-Over Bid ceased to be a Competing Permitted Bid, will not be a Permitted Bid Acquisition.
Redemption
Redemption of Rights on Approval of Holders of a Majority of Voting Shares or Rights.

(i)
With the prior consent of the holders of the then-outstanding Voting Shares or Rights, the Board of Directors acting in good faith may at any time prior to the occurrence of a Flip-In Event that has not been waived, elect to redeem all but not less than all of the outstanding Rights at a redemption price of $0.0001 per Right (the “Redemption Price”), subject to adjustment for anti-dilution as provided in the Shareholder Rights Plan.

Deemed Redemption.

(ii)
If a person who has made a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition in respect of which the Board of Directors has waived or has been deemed to have waived the application of the Shareholder

Rights Plan consummates the acquisition of the Voting Shares and/or Convertible Securities, the Board of Directors shall be deemed to have elected to redeem the Rights at the Redemption Price.
Redemption of Rights on Withdrawal or Termination of Bid.

(iii)
Where a Take-Over Bid that is not a Permitted Bid or Competing Permitted Bid expires, is withdrawn or otherwise terminates after the Separation Time and prior to the occurrence of a Flip-In Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price without the consent of the holders of the Voting Shares or the Rights and reissue Rights under the Shareholder Rights Plan to holders of record of Voting Shares immediately following such redemption. Upon the Rights being so redeemed, all the provisions of the Shareholder Rights Plan shall continue to apply as if the Separation Time had not occurred and Rights Certificates had not been mailed, and the Separation Time shall be deemed not to have occurred.

Effect of Election or Deemed Election.

(iv)
If the Board of Directors is deemed to have elected or elects to redeem the Rights as described above, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights is to receive the Redemption Price. Within 10 Business Days of any such election or deemed election to redeem the Rights, the Corporation will notify the holders of the Voting Shares or, after the Separation Time, the holders of the Rights.

Waiver
Discretionary Waiver respecting Acquisition not by Take-Over Bid Circular.

(i)
With the prior consent of the holders of a majority of the then-outstanding Voting Shares and prior written notice delivered to the Rights Agent, the Board of Directors may, prior to the occurrence of a Flip-In Event that would occur by reason of an acquisition of Voting Shares and/or Convertible Securities otherwise than pursuant to a Take-Over Bid made by means of a Take-Over Bid circular sent to all holders of Voting Shares, waive the application of the Shareholder Rights Plan to such Flip-In Event.

Discretionary Waiver respecting Acquisition by Take-Over Circular and Mandatory Waiver of Concurrent Bids.

(ii)
The Board of Directors acting in good faith may, with the prior consent of the holders of Voting Shares, prior to the occurrence of a Flip-In Event that would occur by reason of an acquisition of Voting Shares pursuant to a Take-Over Bid made by means of a Take-Over Bid circular sent to all holders of Voting Shares and/or Convertible Securities, waive the application of the Shareholder Rights Plan to such a Flip-In Event upon prior written notice delivered to the Rights Agent, provided that if the Board of Directors waives the application of the Shareholder Rights Plan to such a Flip-In Event, the Board of Directors shall be deemed to have waived the application of the Shareholder Rights Plan in respect of any other Flip-In Event occurring by reason of any such Take-Over Bid made by means of a Take-Over Bid circular sent to all holders of Voting Shares and/or Convertible Securities prior to the expiry, termination or withdrawal of the Take-Over Bid for which a waiver is, or is deemed to have been, granted.

Waiver of Inadvertent Acquisition.

(iii)
The Board of Directors shall waive the application of the Shareholder Rights Plan in respect of the occurrence of any Flip-In Event, and the applicable Stock Acquisition Date shall be deemed not to have occurred, (i) in the event that the Board of Directors has determined that a person became an Acquiring Person under the Shareholder Rights Plan by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) only on the condition that such Person, within 10 days after the foregoing determination by the Board of Directors or such later date as the Board of Directors may determine (the “Disposition Date”), has reduced its Beneficial Ownership of Voting Shares such that the Person is no longer an Acquiring Person. If the Person remains an Acquiring Person at the Close of Business on the Disposition Date, the Disposition Date shall be deemed to be the date of occurrence of a further Stock Acquisition Date and the applicable adjustments to the Rights pursuant to a Flip-In Event will apply to such further Stock Acquisition Date.

Waiver on Reduction.

(iv)
The Board of Directors acting in good faith may, prior to the close of business on the eighth trading day following a Stock Acquisition Date or such later business day as they may from time to time determine, upon prior written notice delivered to the Rights Agent, waive the application of the Shareholder Rights Plan in respect of the occurrence of any Flip-In Event, provided that the Acquiring Person has reduced its beneficial ownership of Voting Shares and/or Convertible Securities (or has entered into a contractual arrangement with the Corporation, acceptable to the Board of Directors, to do so within 10 calendar days of the date on which such contractual arrangement is entered into or such other date as the Board of Directors may have determined) such that at the time the waiver becomes effective, such Person is no longer an Acquiring Person. In the event of such a waiver becoming effective prior to the Separation Time, such Flip-in Event shall be deemed not to have occurred.
Anti-dilution Adjustments
In addition to adjustment upon the occurrence of a Flip-In Event, as described above, the Exercise Price of a Right, the number and kind of shares subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

(i)
if there is a dividend payable in Voting Shares or Convertible Securities (other than pursuant to any dividend reinvestment program) on the Shares, or a subdivision or consolidation of the Shares, or an issuance of Voting Shares or Convertible Securities in respect of, in lieu of or in exchange for existing Shares; or

(ii)
if the Corporation fixes a record date for the distribution to all holders of Shares of certain rights, options or warrants to acquire Shares or Convertible Securities, or for the making of a distribution to all holders of Shares of evidences of indebtedness or assets (other than regular periodic cash dividends or stock dividends payable in Shares, but including any dividend payable in securities other than Shares) or rights, warrants or other securities of the Corporation.

Supplements and Amendments
The Corporation may make changes to the Shareholder Rights Plan prior to or after the Separation Time to correct any clerical or typographical error or to maintain the validity of the Shareholder Rights Plan as a result of any change in any applicable legislation, rules or regulation without the prior approval of the holders of the Voting Shares or Rights. Any such changes effected by the Board of Directors will thereafter be submitted to a vote of the holders of Voting Shares, in the case of changes made prior to the Separation Time, or Rights in the case of changes made after the Separation Time and may thereby be varied, deleted, confirmed or rejected and will be effective only when so consented to by the holders of Voting Shares or Rights, as the case may be.
The Corporation may, with the approval of a majority of the votes cast by Independent Shareholders either represented in person or by proxy at a meeting of shareholders, at any time prior to the Separation Time, make changes to or rescind any of the provisions of the Shareholder Rights Plan and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally).
The Corporation may, with the approval of the holders of a majority of Rights either represented in person or by proxy at a meeting of shareholders, at any time after the Separation Time, make changes to or rescind any of the provisions of the Shareholder Rights Plan and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally).
The Corporation will provide the Rights Agent with written notice of any such changes to the Shareholder Rights Agreement within 5 days of effecting such changes and any such changes (other than to correct a clerical or typographical error or to maintain the validity of the Shareholder Rights Plan) shall be subject to the receipt of any requisite governmental or regulatory approvals, including the approval of stock exchanges on which the shares are listed.
Declaration as to Non-Canadian and Non-U.S. Holders
If in the opinion of the Board of Directors (who may rely on the advice of counsel) any action or event contemplated by the Shareholder Rights Plan would require compliance with the securities laws or comparable legislation of a jurisdiction outside of Canada or the United States, the Board of Directors acting in good faith may take such actions as it may deem appropriate to ensure that such compliance is not required. In no event shall the Corporation or the Rights Agent be required to issue or deliver Rights or securities issuable on the exercise of Rights to Persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States in which such issue or delivery would be unlawful without registration or the relevant Persons or securities for such purposes.

Effective Date, Term and Renewal
The Shareholder Rights Plan will be effective the date on which the annual meeting of the shareholders of the Corporation, or any adjournment or postponement thereof, is held in 2020 upon being confirmed and approved by a resolution passed by a majority of the votes cast by Independent Shareholders represented in person or by proxy at such meeting to be held not later than June 1, 2020 (the “Effective Date”). If the Shareholder Rights Plan is not confirmed by resolution passed by a majority of the votes cast by Independent Shareholders represented in person or by proxy at a meeting to be held not later than June 1, 2020, then the Shareholder Rights Plan and any outstanding Rights shall be of no further force and effect from the earlier of (a) the date of termination of the meeting called to consider the confirmation of the Shareholder Rights Plan, and (b) June 1, 2020.
At or prior to the annual meeting of shareholders of the Corporation to be held in 2023, provided that a Flip-In Event has not occurred prior to such time, the Board of Directors shall submit a resolution ratifying the continued existence of the Shareholder Rights Plan to the Independent Shareholders for their consideration and, if thought advisable, approval. Unless a majority of the votes cast by Independent Shareholders represented in person or by proxy who vote in respect of such resolution are voted in favour of the continued existence of the Shareholder Rights Plan, the Board of Directors shall, immediately upon the confirmation by the chairman of such shareholders’ meeting of the result of the vote on such resolution and without further formality, be deemed to have elected to redeem the Rights at the Redemption Price and thereafter the Shareholder Rights Plan will have no further force or effect.
Item 2. Exhibits
The following hereby amends and restates Item 2 of the Form 8-A in its entirety.
1.    Shareholder Rights Plan Agreement, dated as of February 19, 2020, between Gildan Activewear Inc. and Computershare Investor Services Inc., as Rights Agent, which includes the Form of Rights Certificate as Exhibit A.
2.    Specimen of Common Share Certificate with Rights Legend.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GILDAN ACTIVEWEAR INC.

By:	/s/ Rhodri Harries
	Name:	Rhodri Harries
	Title:	Executive Vice-President, Chief Financial and Administrative Officer

Date:     February 20, 2020

EXHIBIT INDEX

Exhibit No.	Description
1
Shareholder Rights Plan Agreement, dated as of February 19, 2020, between Gildan Activewear Inc. and Computershare Investor Services Inc., as Rights Agent, which includes the Form of Rights Certificate as Exhibit A.

2	Specimen of Common Share Certificate with Rights Legend.